Exhibit 99.1

WeTouch Technology Provides Update on Previously Announced Special Cash Dividend

Company continues to coordinate administrative, shareholder-record, and payment-processing procedures; record date and dividend plan remain unchanged

CHENGDU, China, September 30, 2026 (GLOBE NEWSWIRE) -- WeTouch Technology Inc. (NASDAQ: WETH) (“WeTouch” or the “Company”), a global provider of touch display solutions, today provided an update regarding its previously announced special cash dividend plan approved by the Company’s Board of Directors.

As previously announced, the Company’s Board of Directors approved a special cash dividend plan that may distribute cash dividends of up to US$0.5 million to eligible shareholders of the Company. Shareholders of record as of August 17, 2026 are eligible to receive the dividend, subject to completion of the applicable administrative and payment procedures.

The Company is working with its transfer agent, intermediaries, and third-party dividend disbursing service providers to complete the administrative, shareholder-record verification, and payment-processing steps required to facilitate the distribution.

The Company expects additional time will be required to complete processing. The record date and special cash dividend plan remain unchanged. No action is required by eligible shareholders unless contacted by their broker, custodian, transfer agent, or other intermediary for customary administrative information.

“We remain committed to completing the special cash dividend distribution for our eligible shareholders,” said Jack Zongyi Lian, Chief Executive Officer of WeTouch Technology Inc. “The Company is working diligently with the relevant parties to complete the required administrative, and payment procedures in an orderly manner, and we will provide further updates as appropriate.”

The Company intends to announce the updated payment timing once the necessary administrative and payment arrangements have been finalized.

About WeTouch Technology Inc.

WeTouch Technology Inc. is a global provider of medium- to large-sized projected capacitive touchscreens and touch display solutions. The Company’s products are used in a broad range of applications, including automotive, industrial control, point-of-sale terminals, gaming and lottery equipment, medical devices, multifunction printers and other specialized human-machine interface applications. Building on its core touch display component business, WeTouch is committed to expanding its integrated touch display modules, professional solutions and intelligent hardware applications, and plans to leverage its touch display, human-machine interface and manufacturing capabilities to pursue robotics-related applications and opportunities across the robotics value chain.

For additional information, please visit the Company’s website at http://en.usa-wetouch.com/.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected timing, processing and completion of the special cash dividend distribution. These statements are based on current expectations and are subject to risks and uncertainties, including administrative processing, shareholder-record verification, coordination with intermediaries and payment service providers, and other factors beyond the Company’s control. Actual results and timing may differ materially from those expressed or implied. The Company undertakes no obligation to update forward-looking statements except as required by applicable law.

Investor and Media Contact

Investor and Media Contact:

Email: InvestorRelations@wetouch.com.cn